NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group, Ltd. Appoints Ralph E. Jones III as President and Chief Operating Officer; Thomas J. Gallagher Named Vice-Chairman and Chief Underwriting Officer

HAMILTON, Bermuda – December 3, 2008 – Everest Re Group, Ltd. (NYSE: RE) announced today the appointment of Ralph E. Jones III to the position of President and Chief Operating Officer, effective December 8, 2008. Thomas J. Gallagher, who has been the Company’s President and Chief Operating Officer since 1997, has been named Vice-Chairman and Chief Underwriting Officer, also effective December 8, 2008.

Mr. Jones joined Everest’s Board of Directors in September 2008, bringing more than 30 years of insurance industry experience. He had served as Chairman and Chief Executive Officer of Arch Insurance Group, a division of Arch Capital Group, Ltd., from September 2003 until retiring in July 2008. Prior to joining Arch, Mr. Jones had been Chief Executive Officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Mr. Jones is a graduate of Wesleyan University and has completed executive programs at The Tuck School of Business at Dartmouth College and Harvard Business School.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said “We are very pleased to have a highly experienced executive of Ralph’s caliber join the Everest team. His extensive insurance expertise and strong business background will be instrumental in the continued success of our organization. Together, Tom and Ralph will enhance our positioning as we move to take advantage of the exciting opportunities we expect in 2009.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.